Exhibit 99.1

FOR IMMEDIATE RELEASE

STERLING CONSTRUCTION COMPANY, INC. REPORTS
RECORD SECOND QUARTER OPERATING RESULTS

REAFFIRMS 2007 GUIDANCE

APPOINTS JAMES H. ALLEN, JR. AS CHIEF FINANCIAL OFFICER

HOUSTON, TX – August 9, 2007 – Sterling Construction Company, Inc. (NasdaqGS: STRL) (“Sterling” or “the Company”) today announced record revenues and net income for both the second quarter and the first half of 2007.

Second Quarter 2007 Compared to Second Quarter 2006 (Continuing Operations)

▪	Revenues rose 19% to a record $71.3 million from $60.0 million, despite very wet weather in the quarter;
▪	Operating income increased to a record $5.3 million from $4.5 million in the second quarter last year;
▪	Net income from continuing operations was $3.8 million, as compared with $3.2 million for the second quarter of 2006;
▪	Diluted earnings per share from continuing operations were $0.32 compared with $0.27 in the second quarter last year.

First Half 2007 Compared to First Half 2006 (Continuing Operations)

▪	Revenues rose 20% to a record $140.2 million from $116.5 million, despite the very wet weather in both the first and second quarters;
▪	Operating income was $8.6 million compared with $8.8 million last year, reflecting the lower income in the first quarter this year;
▪	Net income from continuing operations was a record $6.3 million, as compared with $6.2 million for the first half of 2006;
▪	Diluted earnings per share from continuing operations were $0.54 compared with $0.53 in the first half last year.

Commenting on the results, Joe Harper, Sterling’s President and Chief Operating Officer, said, “In the second quarter we once again achieved record revenues, reflecting the expansion of our equipment fleet and the addition of new plant and work-crews, all of which enabled us to take advantage of our strong backlog.  Revenues and profits in the second quarter would have been even higher but for the above-average number of days of heavy rainfall in May and June.

“This brings our first half revenue growth to 20%,” he continued.  “As in the first quarter, however, lower average margins in backlog combined with the heavy rainfall led to lower gross margins, but we achieved gross profit gains in the second quarter on several contracts nearing completion, and by reducing costs through re-designing certain other projects.  As a result, gross margins improved in the second quarter to 11.3% compared with 8.2% in the first quarter, and operating income rose to a new quarterly record.”

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Outlook

Pat Manning, the Company’s Chairman and CEO, noted that approximately $66 million of construction contracts were added to backlog in the second quarter, with backlog at the end of the quarter standing at $394 million, unchanged from the beginning of the quarter.

“The bidding climate in our markets continues to be strong, and we are very pleased with our 20% organic growth rate,” he said.  “As we have said previously, that we also continue to actively pursue potential acquisition opportunities.”

Manning noted that there has been a continuation through July of the very wet weather that affected Sterling’s markets in the first half. “Because of the variability of results in our industry from quarter-to-quarter, especially as the result of weather,” Mr. Manning said, “investors are encouraged to view quarterly results in the overall context of our annual results and guidance, and are reminded that the Company’s policy is to provide guidance only on annual results; we do not issue guidance about quarterly results.”

In light of the good second quarter performance, management is affirming its 2007 guidance for revenues of $285 million to $310 million, pre-tax income of $20.3 million to $22.8 million, and net income of $13.4 million to $15.0 million, representing earnings per share, on a diluted basis, of between $1.13 and $1.26.

Election of Chief Financial Officer

Mr. Manning also announced that Maarten Hemsley, who has been the Company's Chief Financial Officer for almost twenty years, is stepping down as CFO, reflecting the culmination of a long-term goal agreed by Mr. Hemsley and the Board to transition to a full-time, Houston-based CFO, in light of the Company’s rapid growth.  Mr. Hemsley will remain a director of the Company and will assist in the transition.

Mr. Manning thanked Mr. Hemsley for his long and valuable service to the Company and said that he is pleased that Mr. Hemsley's expertise and experience will remain available to the Company through his continued service as a director.

In Mr. Hemsley's place, the Board has elected James H. Allen, Jr., 66, as the Company’s new Chief Financial Officer, effective August 10th.  Mr. Allen is a CPA and was formerly with the Houston office of Arthur Andersen & Co., including 19 years as a partner, where he headed that office’s construction accounting and business advisory practice for a number of years.  From 2002 until 2005, Mr. Allen was Chief Financial Officer of Continental Carbon Company in Houston.

Sterling is a leading heavy civil construction company that specializes in the building, reconstruction and repair of transportation and water infrastructure in large and growing markets in Texas.  Its transportation infrastructure projects include highways, roads, bridges and light rail and its water infrastructure projects include water, wastewater and storm drainage systems.

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This press release includes certain statements that fall within the definition of "forward-looking statements" under the Private Securities Litigation Reform Act of 1995.  Any such statements are subject to risks and uncertainties, including overall economic and market conditions, competitors' and customers' actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company's filings with the Securities and Exchange Commission.  Accordingly, such statements should be considered in light of these risks.  Any prediction by the Company is only a statement of management's belief at the time the prediction is made.  There can be no assurance that any prediction once made will continue thereafter to reflect management's belief, and the Company does not undertake to update publicly its predictions, whether as a result of new information, future events or otherwise.

Conference Call

Sterling’s management will hold a conference call to discuss second quarter results and recent corporate developments, at 10:00 am EDT/ 9:00 am CDT today, August 9th.  The call will be hosted by Patrick Manning, Chairman and Chief Executive Officer, with Joe Harper, President and COO, Maarten Hemsley, retiring CFO, and Jim Allen, CFO-designate, participating.  Interested parties may participate in the call by dialing 706-679-0858 ten minutes before the conference is scheduled to begin, and asking for the Sterling Construction call.

To listen to a simultaneous webcast of the call, please go to the Company’s website at www.sterlingconstructionco.com at least 15 minutes early to download and install any necessary audio software.  If you are unable to listen live, the conference call webcast will be archived on the Company’s website for 30 days.  We suggest listeners use Microsoft Explorer as their web browser.

Contact:
Sterling Construction Company, Inc.	Investor Relations Counsel
Maarten Hemsley, 781-934-2219	The Equity Group Inc.
or	Linda Latman, 212-836-9609
Joseph Harper, 281-821-9091	Lena Cati, 212-836-9611
www.sterlingconstructionco.com	www.theequitygroup.com

(See Accompanying Tables)

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STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except share and per share data)
(Unaudited)

	Three months ended		Six months ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
Revenues	$71,275	$60,010	$140,163	$116,490
Cost of revenues	63,229	52,700	126,485	102,494
Gross profit	8,046	7,310	13,678	13,996
General and administrative expenses, net	2,876	2,882	5,451	5,309
Other income	108	40	416	158
Operating income	5,278	4,468	8,643	8,845
Interest income	475	384	941	664
Interest expense	42	20	42	114
Income from continuing operations before income taxes	5,711	4,832	9,542	9,395
Income taxes	1,914	1,676	3,209	3,218
Net income from continuing operations	3,797	3,156	6,333	6,177

Income (loss) from discontinued operations, net of income taxes of $0, $144, $0 and $245, respectively	--	208	(25)	379
Net income	$3,797	$3,364	$6,308	$6,556

Basic net income per share:
Net income from continuing operations	$0.35	$0.30	$0.58	$0.60
Net income from discontinued operations	$0.00	$0.02	$0.00	$0.04
Net income per share	$0.35	$0.32	$0.58	$0.64
Weighted average number of shares outstanding used in computing basic per share amounts	10,969,513	10,576,649	10,944,654	10,302,716

Diluted net income per share:
Net income from continuing operations	$0.32	$0.27	$0.54	$0.53
Net income from discontinued operations	$0.00	$0.02	$0.00	$0.03
Net income per share	$0.32	$0.29	$0.54	$0.56
Weighted average number of shares outstanding used in computing diluted per share amounts	11,783,284	11,799,809	11,768,881	11,579,436

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STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)
 (Unaudited)

	June 30, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$15,596	$28,466
Short-term investments	29,706	26,169
Contracts receivable	50,816	42,805
Costs and estimated earnings in excess of billings on uncompleted contracts	6,561	3,157
Inventories	1,037	965
Deferred tax asset	1,246	4,297
Other	1,952	1,549
Total current assets	106,914	107,408
Property and equipment, net	58,121	46,617
Goodwill	12,735	12,735
Note receivable, long-term	116	325
Other assets	666	687
	13,517	13,747
Total assets	$178,552	$167,772
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$24,073	$17,373
Billings in excess of costs and estimated earnings on uncompleted contracts	24,796	21,536
Current maturities of long term obligations	123	123
Other accrued expenses	4,016	5,502
Total current liabilities	53,008	44,534
Long-term obligations:
Long-term debt, net of current maturities	25,597	30,659
Deferred tax liability	1,615	1,588
	27,212	32,247
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value; 14,000,000 shares authorized, 10,997,680 issued and outstanding at June 30, 2007; 10,875,438 issued and outstanding at December 31, 2006	110	109
Preferred stock, $0.01 par value; 1,000,000 shares authorized, no shares issued and outstanding at June 30, 2007 and December 31, 2006	--	--
Additional paid-in capital	115,662	114,630
Accumulated deficit	(17,440)	(23,748)
Total stockholders’ equity	98,332	90,991
Total liabilities and stockholders’ equity	$178,552	$167,772

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